Dear Discovery Select Contract Holder,

Since you were invested in the Warburg Pincus Post-Venture Capital Portfolio through the Discovery Select Variable Annuity contract as of March 9, 1999, you are entitled to vote on a number of issues affecting this portfolio. These issues are:

1. To approve or disapprove a new investment advisory agreement resulting from the acquisition of Warburg Pincus by Credit Suisse;
2. To elect new trustees;
3. To approve or disapprove a new sub-advisory agreement for Post-Venture Capital shareholders;
4. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the 1999 fiscal year.

These four issues are described in greater detail in the attached Warburg Pincus proxy notification. As a valued Prudential customer, we encourage you to take the time to read the attached materials and exercise your important right to vote.

At Prudential, customer satisfaction is our priority. We are committed to communicating important issues concerning your investment. As a result, next month, you will receive an updated Discovery Select prospectus that will introduce our new product enhancements.

If you have any questions, please contact the Annuity Service Center at
(888) 778-2888. Thank you for your business.


Sincerely,

/s/ Joel Kesner
Joel Kesner
Senior Vice President
Director of Annuities